Exhibit 99.1
News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	William J. Spina
Chief Financial Officer	781.378.2000
Nano-Proprietary, Inc.	wjs_ptnrs@msn.com
248.391.0612
dbaker@appliednanotech.net

NANO-PROPRIETARY, INC. TO APPLY FOR LISTING ON AMERICAN STOCK EXCHANGE

Austin, Texas, April 20, 2007 - Nano-Proprietary, Inc. (OTC BB: NNPP), today announced that it is in the process of applying for listing on the American Stock Exchange. To facilitate this, the Company also completed a private placement whereby it issued 2,608,698 shares at a price of $2.30 per share and received $6.0 million. In connection with the private placement the Company also issued 1,304,349 warrants enabling the holder to purchase a share of the Company’s common stock at a price of $2.50 for a period of 12 months.

Nano-Proprietary, Inc. Chief Executive Officer Tom Bijou, said, “This fundraising is not about cash for operations. We are meeting our cash forecasts. It is totally about strengthening our balance sheet and moving to a national exchange. It also insures that we have the financial strength to see our technology through to commercialization.”

ABOUT NANO-PROPRIETARY, INC.
Nano-Proprietary, Inc. is a holding company consisting of two wholly owned operating subsidiaries. Applied Nanotech Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the field of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. Electronic Billboard Technology, Inc. (EBT) has investments related to electronic digitized sign technology. The Companies have over 200 patents or patent applications pending. Nano-Proprietary’s business model is to license its technology to partners that will manufacture and distribute products using the technology. Nano-Proprietary’s website is www.nano-proprietary.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in Nano-Proprietary’s annual report on Form 10-K for the fiscal year ended December 31, 2006, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s website listed above. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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